Exhibit 99.1

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE ANNOUNCES STRONG PRELIMINARY 2017 FINANCIAL RESULTS AND GUIDANCE FOR 2018

•	10% depletion growth for Kona, continued gross margin expansion, and robust EPS performance underscore record operational and financial results in 2017

•	New contract brewing agreement with AB to leverage capacity and capability in CBA-owned breweries in 2018

Portland, Ore. (February 1, 2018) - Craft Brew Alliance, Inc. (“CBA”) (Nasdaq: BREW), a leading craft brewing company, today announced strong preliminary financial results for the fourth quarter and year ended December 31, 2017. CBA’s preliminary full-year results include continued double-digit depletion growth for Kona amidst unprecedented market competition, record gross margin expansion driven by net revenue per barrel growth and ongoing operational improvements, and robust GAAP earnings per diluted share (“EPS”) performance of $0.49, including a favorable one-time, non-cash tax benefit of $0.35 per share. Excluding the effect of the tax benefit results in adjusted EPS of $0.14 per share.

Delivering continued double-digit growth for Kona in 2017
Kona’s relevance as a global lifestyle brand, anchored by its award-winning, island-inspired craft beers and distinctive brand message, drove a 10% increase in depletions globally for the full year 2017. Kona flagship Big Wave Golden Ale posted a 23% increase in depletions in 2017, which includes 60% depletions growth internationally. Hanalei Island IPA, which Kona debuted nationally in 2017, ended the year in the top five of all new craft brands in the U.S. as measured in grocery sales by Nielsen.

Expanding our AB partnership with new brewing arrangement
We continued to work closely with Anheuser-Busch (“AB”) in 2017 and accomplished multiple strategic growth objectives, including aligning our brands in AB’s wholesaler planning processes, starting up brewing operations in AB’s Fort Collins brewery to drive incremental cost savings, and continuing to expand Kona distribution in select global beer markets.

In 2018, we are building on this success with a new contract brewing arrangement, announced today in a Form 8-K filed with the Securities and Exchange Commission. Through the new agreement, AB will leverage CBA’s craft production capacity and capability in our owned breweries, resulting in improved operational efficiencies and capacity utilization for CBA.

Achieving milestone improvements in core business fundamentals
Our focus on strengthening CBA’s business fundamentals yielded significant tangible value in 2017. We delivered net sales growth of 2%, gross profit improvement of 9%, and record gross margin of 31.5% which includes beer gross margin of 35.3%. We achieved these improvements while simultaneously accelerating our brewery footprint evolution with the closure and sale of our Woodinville brewery, balancing production between Portland and Portsmouth, ramping up brewing operations in AB’s Fort

CRAFT BREW ALLIANCE ANNOUNCES STRONG PRELIMINARY 2017 FINANCIAL RESULTS AND GUIDANCE FOR 2018

Collins brewery, and reducing wholesaler inventories by more than a third. In 2018, we will continue to leverage our headway in cost reduction and operating efficiencies to reinvest in our sales and marketing infrastructure.

Select preliminary, unaudited results for the full year 2017:

•	Depletions decreased 1%, in line with updated guidance.

•	Shipments decreased 4%, which is in line with updated guidance and reflects progress reducing wholesaler inventory levels by nearly a third compared to 2016.

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Net sales were approximately $207.5 million, a 2% increase over 2016, primarily due to increases in average unit pricing, alternating proprietorship sales, international distribution fees earned from AB, and Pabst contract shortfall fees.

•	Total gross margin expanded 210 basis points to 31.5%, compared to 29.4% in 2016, in line with guidance.

◦	CBA’s beer gross margin expanded to 35.3%, underscoring record achievements in improving our operating performance.

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Our pub gross margin decreased 690 basis points to 6.7%, primarily reflecting the impact of the closure of our Woodinville brewery as we put the facility and pub up for sale, as well as the temporary closure of our Portland pub for a remodel.

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Selling, general and administrative expense (“SG&A”) increased by $1.2 million to $60.5 million, or 29.1% of net sales. The increase reflects a favorable $1.0 million Pabst contract settlement fee, partially offset by an impairment charge of $0.5 million related to the sale of our Woodinville brewery.

•	EPS was $0.49, compared to a loss of ($0.02) per share in 2016.

◦	Due to the change in federal tax law, we adjusted our deferred tax liabilities, resulting in a favorable non-cash income tax adjustment of $6.9 million, or $0.35 per share.

◦	CBA’s adjusted EPS improvement to $0.14 per share for the year also reflects 9% growth in gross profit driven by 2% growth in net sales and 210-basis-point gross margin expansion.

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Capital expenditures were approximately $18.3 million, compared to $15.7 million in 2016, and primarily represent investments in Kona’s new brewery, Redhook’s new Seattle brewpub, and our Portland brewery to support our footprint optimization.

Select preliminary results for the fourth quarter 2017:

•	Depletions decreased 3% from the fourth quarter of 2016, partially offset by Kona, which increased by 6%.

•	Shipments decreased 6% over the same period last year.

•	Net sales were approximately $46.0 million and flat compared to the fourth quarter in 2016.

•	Total gross margin increased by 310 basis points to 32.4% over the fourth quarter last year. Beer gross margin for the fourth quarter was 37.6% or 540 basis points higher than the same period in 2016.

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Selling, general and administrative expense (“SG&A”) increased by $0.2 million to $13.1 million, or 2% of net sales. The fourth quarter increase reflects a favorable $1.0 million Pabst contract settlement fee, partially offset by an impairment charge of $0.5 million related to the sale of our Woodinville brewery.

•	EPS for the quarter was $0.40, compared to zero earnings per share in the fourth quarter of 2016.

◦	Due to the change in federal tax law, we adjusted our deferred tax liabilities, resulting in a favorable income tax adjustment of $6.9 million, or $0.35 per share.

◦	Our adjusted EPS improvement to $0.05 for the fourth quarter was also driven by 11% growth in gross profit related to a 300-basis-point increase in gross margin.
“CBA’s strong performance in 2017 represents tangible validation of the deliberate, forward-looking strategy that we embarked on three years ago to strengthen the topline, improve the core health of our

CRAFT BREW ALLIANCE ANNOUNCES STRONG PRELIMINARY 2017 FINANCIAL RESULTS AND GUIDANCE FOR 2018

business, and actualize our future through strategic partnerships and talent development,” said Andy Thomas, chief executive officer, CBA. “Across all aspects of our business, that strategy is proving itself, driving positive results, and underscoring our progress in evolving CBA’s business as we navigate through the seismic forces at play in our industry.”

Anticipated financial highlights for 2018:
In 2018, we anticipate continued growth for Kona, bolstered by the national launch of its new 99-calorie Kanaha Blonde Ale, combined with increasing contributions from our partner brands Appalachian Mountain Brewery, Cisco Brewers and Wynwood Brewing Co., as well as the ongoing stabilization of our pioneering legacy craft brands Widmer Brothers and Redhook in the Pacific Northwest. We look forward to leveraging our streamlined brewing footprint, improved cost structure, and expanded brewing agreements with AB to drive further value for our business and shareholders. Anticipated financial guidance for 2018 includes:

•	Depletions and shipments each ranging between a decline of 2% and an increase of 3%, reflecting continued progress as we stabilize our supply chain.

•	Average price increases of 1% to 3%, reflecting improved revenue management capabilities and lower federal excise taxes.

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Gross margin rate of 32.0% to 35.0%, reflecting increases in net revenue per barrel, continued improvements in brewery operations, lower fixed overhead, and ongoing efforts to stabilize our pub operations.

•	SG&A expense ranging from $59 million to $61 million, primarily reflecting reinvestment of cost savings into our sales and marketing infrastructure, as well as expanded consumer and trade programming.

•	Capital expenditures of approximately $16 million to $19 million, including our new Kona brewery and the addition of a new can line in our Portland brewery to address consumer demand.

•	Effective tax rate of 27%.
“Our 2017 financial performance reflects the realization of our long-term strategy. We’re seeing real improvement in gross margins as a result of healthy revenue per barrel growth and meaningful operational and cost improvements,” said Joe Vanderstelt, chief financial officer, CBA. “As we enter 2018, we are focused on continuing to improve our financial fundamentals and ability to invest in our brands.”
CBA will file its Form 10-K, issue a final 2017 earnings press release, and host an analyst call in the first half of March 2018. Timing and webcast information will be published in the next few weeks.
Forward-Looking Statements
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including depletions and shipments, price increases, and gross margin rate improvement, the level and effect of SG&A expense and business development, anticipated capital spending, effective tax rate, and the benefits or improvements to be realized from strategic initiatives and capital projects, are forward-looking statements. It is important to note that the Company’s actual results may differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2016. Copies of these documents may be found on the Company’s website, www.craftbrew.com, or obtained by contacting the Company or the SEC.

CRAFT BREW ALLIANCE ANNOUNCES STRONG PRELIMINARY 2017 FINANCIAL RESULTS AND GUIDANCE FOR 2018

About Craft Brew Alliance
Craft Brew Alliance (CBA) is an independent craft brewing company that brews, brands, and brings to market world-class American craft beers.
Our distinctive portfolio combines the power of Kona Brewing Company, a top national craft beer brand, with strong regional breweries and innovative lifestyle brands Appalachian Mountain Brewery, Cisco Brewers, Omission Brewing Co., Redhook Brewery, Square Mile Cider Co., Widmer Brothers Brewing, and Wynwood Brewing Co. CBA nurtures the growth and development of its brands in today’s increasingly competitive beer market through our state-of-the-art brewing and distribution capability, integrated sales and marketing infrastructure, and strong focus on partnerships, local community and sustainability.
Formed in 2008, CBA is headquartered in Portland, Oregon and operates breweries and brewpubs across the U.S. CBA beers are available in all 50 U.S. states and 30 different countries around the world. For more information about CBA and our brands, please visit www.craftbrew.com.

Contact: Jenny McLean Director of Communications Craft Brew Alliance, Inc. (503) 331-7248
jenny.mclean@craftbrew.com